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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                      CORTLAND FIRST FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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       (Name of Person(s) Filing Proxy Statement if other than Registrant)


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                  [To be Released on or After November 4, 1998]

                [Cortland First Financial Corporation Letterhead]

                                November 4, 1998

Dear Shareholder:

     I am writing to update you on recent developments in connection with the pending merger of Oneida Valley Bancshares, Inc. ("Oneida Valley") with Cortland First Financial Corporation ("Cortland First") as we approach the upcoming Shareholders Meeting on November 16, 1998. Since the public announcement of the pending merger on July 13, 1998, the management team and employees of Cortland First and Oneida Valley have worked diligently to ensure that our strategic merger of equals with Oneida Valley takes place with minimal disruption to our customers and in accordance with our long-term strategic plan to grow and strengthen our independent community bank.

     As disclosed in the attached letter to the Oneida Valley shareholders, Oneida Valley recently received an unsolicited and unexpected letter from CNY Financial Corporation, the newly formed holding company for Cortland Savings Bank, expressing an interest in acquiring Oneida Valley. The proposal by the Cortland Savings Bank holding company was conditioned upon Oneida Valley not completing the pending merger with Cortland First.

     As you can see in the attached letter, the response of the Oneida Valley Board of Directors was to reject the proposal from the Cortland Savings Bank holding company and to reaffirm the pending merger of equals between Cortland First and Oneida Valley.

     The unusual actions by the Cortland Savings Bank holding company in attempting to upset our pending merger, while extremely disruptive, should serve to reaffirm our vision, recommendation, and commitment to merge with Oneida Valley in pursuit of our strategic plan to grow and strengthen our independent community bank.

     I urge you to take the time to consider these new developments carefully. Your vote is critical in determining the future of Cortland First and overcoming the efforts of others to disrupt our pending merger. We urge you to vote your shares for the merger if you have not already done so. You can, of course, revoke your proxy by written notice, or change your vote at any time by requesting a new proxy card or by voting your shares in person at the Shareholder Meeting, as provided in the Proxy Statement/Prospectus.

     If you have any questions about these developments, please contact me. Thank you for your continued support.


                                           Sincerely,


                                           David R. Alvord
                                           President and Chief Executive Officer



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                  [To be Released on or After November 4, 1998]

                   [Oneida Valley Bancshares, Inc. Letterhead]



                                November 4, 1998



Dear Shareholder:

     This letter is being provided to update you on recent developments in connection with the proposed merger of Oneida Valley Bancshares, Inc. ("OVNB" or the "Company") with Cortland First Financial Corporation ("Cortland First") as we approach the upcoming Shareholders Meeting on November 17, 1998. Since the public announcement of the merger on July 13, 1998, the management team and employees of OVNB have worked diligently to ensure that our strategic merger of equals with Cortland First takes place with minimal disruption to our customers and in accordance with our long term strategic plan to grow and strengthen our independent community bank. More detailed information concerning the Board of Directors unanimous approval and recommendation to vote for the strategic merger of equals is contained in the Proxy Statement/Prospectus dated September 24, 1998 which was previously provided to you.

     As your Board of Directors, we want to advise you of recent events and of your Board's careful consideration of these matters. On October 23, 1998, the Company received an unsolicited letter dated October 22, 1998 from an authorized representative of CNY Financial Corporation ("CNY"), the recently converted holding company for Cortland Savings Bank, expressing an interest in acquiring control of our Company. Subject to the contingencies referred to below, the CNY proposal states that each share of OVNB would receive consideration of $67.00 per share, consisting of $33.50 per share in cash and shares of common stock of CNY with an estimated market value of $33.50. CNY's proposal is subject to and contingent upon the negotiation of an acceptable definitive agreement, the approval of the OVNB and the CNY shareholders, the completion of a due diligence review (which could result in an increase or decrease in the consideration) and obtaining all required regulatory approvals. Furthermore, the proposal is subject to OVNB not consummating the proposed merger of equals with Cortland First.

     Upon receipt of the CNY proposal, a Review Committee comprised of nonmanagement Directors of OVNB was established to carefully review the proposal and to consider whether or not to sell our Company based upon the likely fair value that our shareholders would receive from prospective buyers in a change of control transaction like the one proposed by CNY. The Review Committee and the full Board have reviewed our strategic plans associated with the proposed merger of equals with Cortland First to test our business judgment in arriving at an Agreement and Plan of Reorganization, including a related Plan of Merger, pursuant to which OVNB will merge with Cortland First to form Alliance Financial Corporation as a strategic merger of equals. The Review Committee and the full Board have considered all of the alternatives to our strategic plan as developed by our management and we have sought the assistance of expert financial and legal



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advisors. Based upon the unanimous recommendation of the Review Committee, the independent review by the full Board of Directors of all of the pertinent and relevant information and the advice of our financial and legal advisors, we have unanimously reaffirmed that our Company is not for sale and have concluded that it is in our shareholders' best interests to reject the CNY proposal and to proceed with the proposed merger of equals with Cortland First.

     In making this decision, we reconfirmed the validity of the factors we considered in reaching our decision to approve the Merger as outlined in the paragraphs entitled "Background of the Merger" and "Reasons for the Merger and Recommendation of the Boards of Directors" found at pages 24 through 27 of the Proxy Statement/Prospectus, and we considered many additional factors regarding our present situation, the prospects for the proposed merger of OVNB with Cortland First to form Alliance Financial Corporation and the risks of abandoning our strategy to pursue a contingent change of control transaction with a party such as CNY. Our stakeholders including our customers, our depositors, our employees, our vendors, our communities, and, most importantly, our shareholders, have previously mandated that we continue to pursue a course of independence, while providing quality banking services to our communities on a profitable basis. By approving the merger of equals with Cortland First, we allow our Company to continue on that strategic course, while at the same time we attempt to deploy our combined resources into expanding our assets and our earnings for the ultimate benefit of our shareholders.

     The proposal from CNY to acquire our Company would have a significant negative effect on our long term strategy to enhance shareholder value. First, we would lose control over the decisions affecting our shareholders and over the management of our Company. Second, the proposal, if effected, would likely render our Board and management helpless to stop consolidation of headquarters and back office functions away from Oneida and the resultant loss of employment in our communities. Third, we have considered the ability of the management of CNY to implement and effectuate a long term business plan for OVNB given their history and experience in operating a mutual savings bank and relative lack of experience in operating a commercial bank and publicly held stock company. We have also considered the speculative nature of the CNY proposal and the risks associated with abandoning our desired merger of equals agreement with Cortland First to pursue a new transaction with a party whose capabilities are relatively unknown to us and whose proposal contains several significant contingencies.

     Our continued position that our Company is not for sale, and our decision to reject the proposal from CNY and to continue to pursue the pending merger of equals with Cortland First, have been arrived at after very careful consideration by all of us on the Board of Directors. As noted above, we constituted a special Review Committee comprised of nonmanagement Directors to review the proposal. We have consulted with expert financial advisors and legal advisors in performing our duties as Directors and as fiduciaries of our shareholders. We strongly believe that the Cortland First merger of equals is the best alternative available to our shareholders versus any sale or change of control at likely valuations for our Company at this time.

     We cannot anticipate what further actions CNY may take in pursuit of acquiring our Company or to disrupt our pending merger of equals and pursuit of our long term goals. However, it would not be uncommon for a company like CNY to approach shareholders directly or in a public


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manner to attempt to convince you that their acquisition of our Company has greater merit than the merger with Cortland First. They could also pursue a hostile takeover of our Company by increasing or enhancing the consideration they purport to offer. Finally, they may persist to the extent of commencing litigation to disrupt the long term strategic plan and goals of our Company. Please be assured that, as your Board of Directors, we will consider in a careful manner, with the assistance of our external advisors, what is in the best long term interest of the shareholders of OVNB.

         We urge you to take the time to consider these new developments carefully. Now, more than ever, your vote is critical in determining the future of OVNB. We believe our strategy of a merger of equals is the best way to maintain our independence and at the same time enhance long term shareholder value.

         We unanimously recommend that you vote your shares for the merger of equals with Cortland First if you have not already done so. You can, of course, revoke your proxy by written notice, or change your vote at any time by requesting a new proxy card or by voting your shares in person at the Shareholder Meeting, as provided in the Proxy Statement/Prospectus.

     If you have any questions about these new developments or future events, please call John Mott at (315) 363-4500 or any of your other Directors listed below.


                                             ONEIDA VALLEY BANCSHARES, INC.
                                             BOARD OF DIRECTORS

                                             John W. Bailey
                                             Donald H. Dew
                                             Peter M. Dunn
                                             Robert H. Fearon, Jr.
                                             David P. Kershaw
                                             Robert H. Kuiper
                                             Samuel J. Lanzafame
                                             John C. Mott
                                             Richard G. Smith
                                             Edward J. Thoma